UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 29, 2009

MARIPOSA RESOURCES, LTD.
(Exact name of registrant as specified in its charter)

Nevada	333-137481	06-1781911
(State of Incorporation)	(Commission File No.)	(Tax ID No.)

11923 SW 37 Terrace, Miami, FL  33175
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  (305) 677-9456

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below).

[ ]  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c)).

Section 5- Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 29, 2009, Ms. Rossanna Vivo resigned her positions as Secretary and as a member of the Board of Directors.  There have been no disagreements between Ms. Vivo and management of the Company on any matter relating to the registrant’s operations, policies or practices.  The Company has provided a copy of the disclosures it is making herein to Ms. Vivo and provided her with an opportunity to furnish the registrant as promptly as possible with a letter addressed to the registrant stating whether she agrees with the statements made by the registrant in response to this Item 5.02, and, if not, stating the respects in which she does not agree.  The Company will file any letter received as an exhibit to an amended 8K.

On the same date, Nanuk Warman was appointed as Secretary.  Mr. Warman has served as President, Chief Financial Officer, Treasurer, and Director since inception, May 31, 2006.

Effective May 29, 2009, Mr. Gary Campbell, was appointed a member of the Board of Directors.  There are no arrangements or agreements by which Mr. Campbell was appointed to the Board.  There have been no transactions between Mr. Campbell and the Registrant during the prior fiscal year which would be required to be reported pursuant to Item 404(a) of Regulation S-K.

Following is a brief description of Mr. Campbell’s business experience:

Gary Campbell brings to the Company three decades of public company experience wherein he has spearheaded the formation, operation and financing of several public companies and established ongoing contacts within the US and International financial community. In addition, Mr. Campbell was employed for many years as an attorney in the mining, healthcare and telecom sectors, where he oversaw a myriad of legal and business affairs.  Mr. Campbell is currently the managing partner of Unified Financial Inc. an organization that provides advice on corporate reorganization and restructuring. Mr. Campbell has degrees in both Commerce and Law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Nanuk Warman____________

Nanuk Warman, President